Filed Pursuant to Rule 424(b)(2)
Registration No. 333-197723
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee (1)
5.875% Non-Cumulative Preference Shares, Series A	$150,000,000	$15,105

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
Prospectus Supplement
(To Prospectus dated April 2, 2015)
Validus Holdings, Ltd.
6,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
5.875% Non-Cumulative Preference Shares, Series A
Validus Holdings, Ltd. is offering 6,000,000 depositary shares, each of which represents a 1/1,000th interest in a share of our 5.875% Non-Cumulative Preference Shares, Series A, $0.175 par value and $25,000 liquidation preference per share (equivalent to $25 per depositary share) (the “Series A Preference Shares”). Each depositary share, evidenced by a depository receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series A Preference Shares represented thereby (including any dividend, liquidation, redemption and voting rights).

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We will pay dividends on the Series A Preference Shares when, as and if declared by our board of directors or a duly authorized committee thereof. Any such dividends will be payable from the date of original issuance on a non-cumulative basis, quarterly in arrears on the 15th day of March, June, September and December of each year, beginning on September 15, 2016. Distributions will be made in respect of the depositary shares representing the Series A Preference Shares if and to the extent dividends are paid on the related Series A Preference Shares. See ‘‘Description of the Series A Preference Shares—Dividends.’’

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So long as any Series A Preference Shares remain outstanding, unless full dividends on all outstanding Series A Preference Shares payable on a dividend payment date have been declared and paid or provided for, no dividend shall be paid or declared on our common shares or any of our other securities ranking junior to the Series A Preference Shares (other than a dividend payable solely in common shares or in other junior shares) during the following dividend period.

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We are not allowed to redeem the Series A Preference Shares before June 15, 2021, except in specified circumstances relating to certain corporate, regulatory or tax events. See ‘‘Description of the Series A Preference Shares—Optional Redemption.’’

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On and after June 15, 2021, we may, at our option, in whole or in part, redeem the Series A Preference Shares at a redemption price of $25,000 per share of Series A Preference Shares (equivalent to $25 per depositary share), plus declared and unpaid dividends, if any. Our ability to redeem the Series A Preference Shares is subject to certain restrictions described under ‘‘Description of the Series A Preference Shares—Optional Redemption.’’ The depositary shares representing the Series A Preference Shares will be redeemed if and to the extent the related Series A Preference Shares are redeemed by us.

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Neither the depositary shares nor the Series A Preference Shares represented thereby have a stated maturity, nor will they be subject to any sinking fund or mandatory redemption. The Series A Preference Shares are not convertible into any other securities.

The Series A Preference Shares will not have voting rights, except as set forth under “Description of the Series A Preference Shares—Voting Rights.” A holder of depositary shares representing fractional interests in the Series A Preference Shares will be entitled to direct the depositary how to vote in such circumstances. See “Description of the Depositary Shares—Voting Rights.”
There is currently no public market for the depositary shares or the Series A Preference Shares represented thereby. We intend to apply to list the depositary shares representing the Series A Preference Shares on the New York Stock Exchange (“NYSE”) under the symbol “VRPRA.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares representing the Series A Preference Shares.
Investing in the depositary shares and the Series A Preference Shares involves a number of risks. See “Risk Factors” beginning on page S-10, where specific risks associated with the depositary shares and the Series A Preference Shares are described, along with the other information in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus before you make your investment decision.

	Per Depositary Share	Total
Public offering price (1)	$ 25.0000	$150,000,000
Underwriting discount (2)	$ 0.7731	$ 4,638,750
Proceeds, before expenses, to us	$ 24.2269 (3)	$145,361,250
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(1)
The initial public offering price does not include accrued dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of original issuance, which is expected to be June 13, 2016.

(2)
The underwriting discount is calculated using an average weighted sum of $0.7875 per depositary share for retail orders (5,700,000 depositary shares) and $0.5000 per depositary share for institutional orders (300,000 depositary shares). See “Underwriting” beginning on page S-41 of this prospectus supplement for additional discussion regarding underwriting compensation and discounts.

(3)	The proceeds per depositary share, before expenses, to us are calculated using an average weighted underwriting discount for retail and institutional orders.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares, in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about June 13, 2016. See “Underwriting.”

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Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank
Co-Managers

Citigroup	HSBC	Keefe, Bruyette & Woods
A Stifel Company

Barclays	Goldman, Sachs & Co.	J.P. Morgan	Lloyds Securities
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The date of this prospectus supplement is June 6, 2016.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not, and the underwriters are not, making an offer to sell the depositary shares representing the Series A Preference Shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the depositary shares representing the Series A Preference Shares.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering, risk factors and material tax considerations of the depositary shares that we are selling in this offering and the Series A Preference Shares represented thereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including those referred to under the caption ‘‘Incorporation of Certain Documents by Reference’’ in this prospectus supplement. Investors should carefully review the risk factors relating to us in the sections titled “Risk Factors” in this prospectus supplement and in Item 1A within Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 (the “10-K”). To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to (i) ‘‘Validus,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and the “Company’’ refer to the consolidated operations of Validus Holdings, Ltd. and its direct and indirect subsidiaries and (ii) “Validus Holdings” refers to Validus Holdings, Ltd. and not to its direct and indirect subsidiaries.
Securities may be offered or sold in Bermuda only in compliance with provisions of the Investment Business Act 2003, the Exchange Control Act of 1972, and related regulations of Bermuda, each as amended, that regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (‘‘BMA’’), pursuant to the provisions of the Bermuda Exchange Control Act of 1972 and related regulations, each as amended, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities of a Bermuda company, which would include our common shares, are listed on an appointed stock exchange (the NYSE is deemed to be an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any securities of such company, including the depositary shares representing the Series A Preference Shares described herein, from and/or to a non-resident of Bermuda, for as long as any equity securities of the company remain so listed. Notwithstanding the above general permission, the BMA has granted us permission, subject to our common shares or voting shares being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of our shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, collectively, the ‘‘Securities,’’ to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Bermuda Companies Act 1981, as amended (the “Companies Act”). Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours or any other written or oral statements made by or on behalf of us may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors in particular. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “will”, “may”, and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statement.
We believe that these factors include, but are not limited to, the following:

•	unpredictability and severity of catastrophic events;

•	our ability to obtain and maintain ratings, which may be affected by our ability to raise additional equity or debt financings, as well as other factors described herein;

•	adequacy of the our risk management and loss limitation methods;

•	cyclicality of demand and pricing in the insurance and reinsurance markets;

•	our ability to implement our business strategy during “soft” as well as “hard” markets;

•	adequacy of our loss reserves;

•	continued availability of capital and financing;

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our ability to identify, hire and retain, on a timely and unimpeded basis and on anticipated economic and other terms, experienced and capable senior management, as well as underwriters, claims professionals and support staff;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and (re)insureds;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	potential loss of business from one or more major insurance or reinsurance brokers;

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our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements;

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general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates) and conditions specific to the insurance and reinsurance markets in which we operate;

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the integration of businesses we may acquire or new business ventures, including overseas offices, we may start and the risk associated with implementing our business strategies and initiatives with respect to the new business ventures;

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accuracy of those estimates and judgments used in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, taxes, contingencies, litigation and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company like our company, are even more difficult to make than those made in a mature company because of limited historical information;

S-iii

•	the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors;

•	acts of terrorism, political unrest, outbreak of war and other hostilities or other non-forecasted and unpredictable events;

•	availability and cost of reinsurance and retrocession coverage;

•	the failure of reinsurers, retrocessionaires, producers or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	changes in domestic or foreign laws or regulations, or their interpretations;

•	changes in accounting principles or the application of such principles by regulators;

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statutory or regulatory or rating agency developments, including as to tax policy and reinsurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers; and

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the other factors set forth in the sections titled “Risk Factors” in this prospectus supplement and in the 10-K and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other sections of our 10-K.

In addition, other general factors could affect our results, including: (a) developments in the world’s financial and capital markets and our access to such markets; (b) changes in regulations or tax laws applicable to us, and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. Any forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iv

SUMMARY
This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the depositary shares representing the Series A Preference Shares. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the accompanying prospectus and the documents incorporated herein by reference (including the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015), our financial statements and notes thereto incorporated by reference into this prospectus supplement, and the accompanying base prospectus, before making an investment decision.
Validus Holdings, Ltd.
We are a provider of reinsurance and insurance, conducting our operations worldwide through four operating segments: Validus Re, Talbot, Western World and AlphaCat.  Validus Re is a Bermuda-based reinsurance segment focused on treaty reinsurance.  Talbot is a specialty insurance segment, primarily operating within the Lloyd’s insurance market through Syndicate 1183.  Western World is a U.S.-based specialty excess and surplus lines insurance segment operating within the U.S. commercial market.  AlphaCat is a Bermuda-based investment adviser, managing capital for third parties and the Company in insurance linked securities and other investments in property catastrophe reinsurance.

We seek to establish ourselves as a leader in the global insurance and reinsurance markets. Our principal operating objective is to use our capital efficiently by underwriting primarily short-tail insurance and reinsurance contracts with superior risk and return characteristics. Our primary underwriting objective is to construct a portfolio of short-tail insurance and reinsurance contracts that maximizes our return on equity subject to prudent risk constraints on the amount of capital we expose to any single event. We manage our risks through a variety of means, including contract terms, portfolio selection, diversification criteria, including geographic diversification criteria, and proprietary and commercially available third-party vendor catastrophe models.
You can also obtain additional information about us in the reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. Our principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda and our telephone number is (441) 278-9000.

The Offering
This is a summary of the terms of the Series A Preference Shares and the depositary shares representing interests therein. Please see “Description of the Series A Preference Shares” and “Description of the Depositary Shares” for more information. Certain terms used in this summary have the meanings set forth in those sections.

Issuer	Validus Holdings, Ltd., a Bermuda company.

Securities Offered
6,000,000 depositary shares, each representing a 1/1,000th interest in a share of 5.875% Non-Cumulative Preference Shares, Series A, $0.175 par value per share, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Series A Preference Share represented by such depositary share, to all the rights and preferences of the Series A Preference Shares represented thereby (including dividend, voting, redemption and liquidation rights). We may from time to time elect to issue additional depositary shares representing additional Series A Preference Shares, and all the additional depositary shares would be deemed to form a single series with the depositary shares offered hereby.

Dividends
Dividends on the Series A Preference Shares, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount from the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date (as defined below), at an annual rate of 5.875%. Any such dividends paid on the Series A Preference Shares will be distributed to holders of depositary shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preference Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preference Shares for payment on any dividend payment date, then such dividends will not accrue and will not be payable. If our board of directors or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series A Preference Shares are declared for any future dividend period.

The dividends paid on the Series A Preference Shares should qualify as “qualified dividend income” if, as is intended, we successfully list the depositary shares representing the Series A Preference Shares on the NYSE. Qualified dividend income is subject to preferential tax rates, rather than the higher rates applicable to ordinary income, provided that certain holding period requirements and other conditions are met. Dividends paid on the Series A Preference Shares to U.S. corporate shareholders will not be eligible for the dividends-received deduction. There is a risk that dividends, if any, paid prior to the listing of the depositary shares representing the Series A Preference Shares on the NYSE may not constitute qualified dividend income.

See “Material Tax Considerations” in this prospectus supplement.

Dividend Payment Date
The 15th day of March, June, September and December of each year, commencing on September 15, 2016. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date. Dividends on the Series A Preference Shares will not be mandatory.

Payment of Additional Amounts
Subject to certain limitations, we will pay additional amounts to holders of the Series A Preference Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of any “relevant taxing jurisdiction” on amounts we must pay with respect to the Series A Preference Shares, so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amount we would otherwise be required to pay had no such withholding or deduction been required. See “Description of the Series A Preference Shares—Payment of Additional Amounts” in this prospectus supplement.

Optional Redemption	The Series A Preference Shares are redeemable at our option as follows:

•    on and after June 15, 2021, we will have the option to redeem the Series A Preference Shares, in whole or in part from time to time, at a redemption price equal to $25,000 per Series A Preference Share (equivalent to $25 per depositary share);

•    we will have the option to redeem all (but not less than all) of the Series A Preference Shares, at a redemption price of $26,000 per share (equivalent to $26 per depositary share), if we (1) submit a proposal to our holders of common shares concerning an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving us that requires a vote of the holders of our Series A Preference Shares, voting separately as a single class (alone or with one or more classes or series of Preference Shares) or (2) submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation), requires a vote of the holders of our Series A Preference Shares, voting separately as a single class (alone or with one or more classes or series of Preference Shares);

•    if there is a substantial probability that we or any successor company would become obligated to pay any additional amounts on the next succeeding dividend payment date as a result of a “change in tax law”, or at any time within 90 days following the occurrence of a “capital redemption trigger date” on which we have reasonably determined a “capital disqualification event” has occurred, we will have the option to redeem the Series A Preference Shares, in the case of a “change in tax law,” at any time in whole and, in the case of a “capital disqualification event,” at any time in whole or in part from time to time, in each case at a redemption price of $25,000 per share (equivalent to $25 per depositary share).

Upon any such redemption, the redemption price will also include declared and unpaid dividends, if any, without interest on such unpaid dividends.

Under Bermuda law, no redemption of the Series A Preference Shares may be effected if, on the date that the redemption is to be effected, we have reasonable grounds for believing that: (i) we are, or after the redemption would be, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would thereby be less than our liabilities. See “Description of the Series A Preference Shares—Optional Redemption” in this prospectus supplement.

Substitution or Variation
In lieu of redemption, upon or following a tax event or capital disqualification event, we may, without the consent of any holders of the Series A Preference Shares vary the terms of, or exchange for new securities, the Series A Preference Shares to eliminate the substantial probability that we would be required to pay additional amounts with respect to the Series A Preference Shares as a result of a change in tax law or to maintain compliance with certain capital adequacy regulations applicable to us. No such variation of terms or securities in exchange shall change specified terms of the Series A Preference Shares. See ”Description of the Series A Preference Shares—Substitution or Variation” in this prospectus supplement.

Ranking	The Series A Preference Shares:

•    will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior shares include our common shares and any other class of shares that rank junior to the Series A Preference Shares either with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up;

•    will rank equally with each other series of shares ranking on parity with the Series A Preference Shares with respect to dividends and distributions upon our liquidation, dissolution or winding-up, which we refer to as parity shares; and

•    will rank junior to any series of any shares ranking senior to the Series A Preference Shares with respect to dividends or distributions upon our liquidation, dissolution or winding-up, which we refer to as senior shares.

As of the date of this prospectus supplement, there are no classes or series of parity shares or senior shares outstanding.

So long as any Series A Preference Shares remain outstanding, unless full dividends on all outstanding Series A Preference Shares payable on a dividend payment date have been declared and paid or provided for:

•    no dividend shall be paid or declared on our common shares or other junior shares (other than a dividend payable solely in common shares or in other junior shares) during the following dividend period; and

•    no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares and (iii) as permitted by our bye-laws in effect on the date of issuance of the Series A Preference Shares).

For any dividend period in which dividends are not paid in full upon the Series A Preference Shares and any parity shares, all dividends declared for such dividend period with respect to the Series A Preference Shares and such parity shares shall be declared on a pro rata basis in accordance with the respective aggregate liquidation preferences of the Series A Preference Shares and any parity shares. See “Description of the Series A Preference Shares—Dividends” in this prospectus supplement.

Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Validus Holdings, holders of the Series A Preference Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of common shares or other junior shares, a liquidating distribution in the amount of $25,000 per Series A Preference Share (equivalent to $25 per depositary share) plus declared and unpaid dividends, if any, without interest on such unpaid dividends. Distributions will be made pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preference Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Series A Preference Shares—Liquidation Rights” in this prospectus supplement.

Voting Rights
Holders of the Series A Preference Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Series A Preference Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or our bye-laws. See “Description of the Series A Preference Shares—Voting Rights” in this prospectus supplement.

Maturity
Neither the depositary shares nor the Series A Preference Shares represented thereby have any maturity date. The Series A Preference Shares will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series A Preference Shares. Accordingly, the Series A Preference Shares and, in turn, the depositary shares will remain outstanding indefinitely, unless and until we decide to redeem them at our option, as described above.

Preemptive Rights	Holders of the Series A Preference Shares, and in turn, the depositary shares will have no preemptive rights.

Listing	We intend to apply to have the depositary shares representing Series A Preference Shares approved for listing on the NYSE under the symbol “VRPRA”.

Use of Proceeds
We expect to receive net proceeds from this offering of approximately $144.9 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes.

Risk Factors
You should consider carefully all of the information set forth, referred to or incorporated in this prospectus supplement and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks related to purchasing the depositary shares representing the Series A Preference Shares.

Form of Depositary Shares Representing the Series A Preference Shares
The depositary shares representing the Series A Preference Shares will be represented by one or more global securities registered in the name of The Depository Trust Company or its nominee. This means that holders will not receive a certificate for their depositary shares representing the Series A Preference Shares and the depositary shares representing the Series A Preference Shares will not be registered in their names. Ownership interests in the depositary shares representing the Series A Preference Shares will be shown on, and transfers of the depositary shares representing the Series A Preference Shares will be effected only through, records maintained by participants in The Depository Trust Company. The Depository Trust Company and the dividend disbursing agent for the depositary shares representing the Series A Preference Shares will be responsible for dividend payments to you.

Transfer Agent and Registrar	Computershare Trust Company, N.A.

Dividend Disbursing Agent and Redemption Agent	Computershare Inc.

Depositary	Computershare Inc. and Computershare Trust Company, N.A.

Summary Historical Consolidated Financial Data
The below summary historical financial data has been derived from our quarterly report on Form 10-Q for the quarter ended March 31, 2016 (the “10-Q”) and our annual report on Form 10-K for the year ended December 31, 2015 (the “10-K”), which are incorporated by reference into this prospectus supplement. You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the 10-Q and the 10-K. You should read the more comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is contained in the 10-Q and 10-K. The following summary is qualified in its entirety by reference to the 10-Q and 10-K and all of the financial information and notes contained therein. Please see the section of this prospectus supplement entitled “Incorporation of Certain Documents by Reference.”

	Three Months Ended		Year Ended
	March 31,		December 31,
Statement of Comprehensive Income Data:	2016	2015	2015	2014 (1)	2013 (1)
	(Dollars in thousands, except share and per share amounts)
Revenues:
Gross premiums written	$1,172,791	$1,119,224	$2,557,506	$2,358,865	$2,388,446
Reinsurance premiums ceded	(167,835)	(191,325)	(328,681)	(313,208)	(375,800)
Net premiums written	1,004,956	927,899	2,228,825	2,045,657	2,012,646
Change in unearned premiums	(433,688)	(352,009)	18,064	(52,602)	86,149
Net premiums earned	571,268	575,890	2,246,889	1,993,055	2,098,795
Net investment income	29,461	31,029	127,824	100,086	96,089
Net realized (losses) gains on investments	(584)	4,169	2,298	14,917	(764)
Change in net unrealized losses on investments	47,444	33,227	(32,395)	(2,842)	(52,419)
(Loss) income from investment affiliate	(4,113)	2,776	4,281	8,411	4,790
Other insurance related income and other income	1,413	940	5,111	1,229	(6,607)
Foreign exchange (losses) gains	6,245	(4,265)	(8,731)	(12,181)	3,949
Total revenues	651,134	643,766	2,345,277	2,102,675	2,143,833
Expenses:
Losses and loss expenses	224,447	240,929	977,833	765,015	776,796
Policy acquisition costs	107,193	98,411	410,058	339,467	360,403
General and administrative expenses	86,208	84,235	363,709	329,362	316,008
Share compensation expenses	11,237	9,054	38,341	33,073	27,630
Finance expenses	15,203	20,967	74,742	68,324	68,007
Transaction expenses (2)	—	—	—	8,096	—
Total expenses	444,288	453,596	1,864,683	1,543,337	1,548,844
Income before taxes, (loss) income from operating affiliate and (income) attributable to AlphaCat investors	206,846	190,170	480,594	559,338	594,989
Tax benefit (expense)	2,118	(2,565)	(6,376)	(155)	(383)
(Loss) income from operating affiliate	(23)	3,984	(3,949)	(4,340)	542
(Income) attributable to AlphaCat investors	(4,600)	—	(2,412)	—	—
Net income	$204,341	$191,589	$467,857	$554,843	$595,148
Net (income) attributable to noncontrolling interest	(37,531)	(18,178)	(92,964)	(74,880)	(62,482)
Net income available to Validus	$166,810	$173,411	$374,893	$479,963	$532,666
Other comprehensive loss:
Change in foreign currency translation adjustments	(2,028)	(3,019)	(3,716)	(7,501)	(1,954)

Change in minimum pension liability, net of tax	(83)	(265)	544	(210)	—
Change in fair value of cash flow hedge	(758)	(801)	(841)	(228)	—
Other comprehensive loss	(2,869)	(4,085)	(4,013)	(7,939)	(1,954)
Comprehensive income available to Validus	$163,941	$169,326	$370,880	$472,024	$530,712

	Three Months Ended
	March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Dollars in thousands, except share and per share amounts)
Earnings per share:
Weighted average number of common shares and common share equivalents outstanding
Basic	82,821,261	83,251,243	83,107,236	90,354,745	102,202,274
Diluted	84,198,315	87,583,129	86,426,760	94,690,271	103,970,289
Basic earnings per share available to common shareholders	$2.01	$2.07	$4.47	$5.24	$5.02
Earnings per diluted share available to common shareholders	$1.98	$1.98	$4.34	$5.07	$4.94
Cash dividends declared per common share	$0.35	$0.32	$1.28	$1.20	$ 3.20 (3)
Selected financial ratios:
Losses and loss expenses ratio (4)	39.3%	41.8%	43.5%	38.4%	37.0%
Policy acquisition cost ratio (5)	18.8%	17.1%	18.3%	17.0%	17.1%
General and administrative expense ratio (6)	17.0%	16.2%	17.9%	18.2%	16.4%
Expense ratio (7)	35.8%	33.3%	36.2%	35.2%	33.5%
Combined ratio (8)	75.1%	75.1%	79.7%	73.6%	70.5%
Return on average equity (9)	18.1%	19.1%	10.3%	13.0%	14.0%

	As of
	March 31,	As of December 31,
	2016	2015	2014 (1)	2013 (1)
	(Dollars in thousands, except share and per share amounts)
Balance Sheet Data:
Investments at fair value	$7,933,654	$7,788,822	$7,381,128	$6,704,961
Cash and cash equivalents and restricted cash	678,169	796,379	723,404	929,825
Total assets	11,204,521	10,515,812	10,112,564	9,457,046
Reserve for losses and loss expenses	2,980,300	2,996,567	3,243,147	3,047,933
Unearned premiums	1,503,161	966,210	989,229	822,280
Senior notes payable	245,211	245,161	244,960	244,758
Debentures payable	538,335	537,668	539,277	541,416
Total shareholders’ equity available to Validus	3,724,426	3,638,975	3,586,586	3,704,094
Book value per common share (10)	45.67	43.90	42.76	38.57
Book value per diluted common share (11)	44.00	42.33	39.65	36.23
Tangible book value per common share (12)	41.79	40.06	38.91	37.25
Tangible book value per diluted common share (13)	40.26	38.63	36.19	35.03

(1)
The summary statement of comprehensive income data and balance sheet data for the years ended and at December 31, 2014 and 2013 have been restated for the impact of the adoption of ASU 2015-02 “Consolidation.” For further details, refer to Note 2, “Basis of preparation and consolidation,” to the Consolidated Financial Statements in Part II, Item 8 in the 10-K.

(2)	Transaction expenses incurred during 2014 relate to the acquisition of Western World. Transaction expenses are primarily comprised of legal, financial advisory and audit related services.

(3)	Includes a special dividend in the amount of $2.00 per common share and $2.00 per common share equivalent declared and paid in February 2013.

(4)	The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(5)	The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(6)	The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned.

(7)	The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(8)	The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(9)
Return on average equity is calculated by dividing the net income available to Validus for the period by the average of shareholders’ equity available to Validus at the beginning and end of such period and at the end of each quarter during such period (if any).

(10)
Book value per common share is defined as total shareholders’ equity available to Validus divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)
Book value per diluted common share is calculated based on total shareholders’ equity available to Validus plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares and options and warrants outstanding (assuming their exercise). Book value per diluted common share is a non-GAAP financial measure, which are described in the section entitled “Non-GAAP Financial Measures” in the 10-K.

(12)
Tangible book value per common share is defined as total shareholders’ equity available to Validus, excluding the value of intangible assets and goodwill, divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities. Tangible book value per common share is a non-GAAP financial measure, which are described in the section entitled “Non-GAAP Financial Measures” in the 10-K.

(13)
Tangible book value per diluted common share is calculated based on total shareholders’ equity available to Validus, less intangible assets and goodwill, plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares and options and warrants outstanding (assuming their exercise). Tangible book value per diluted common share is a non-GAAP financial measure, which are described in the section entitled “Non-GAAP Financial Measures” in the 10-K.

RISK FACTORS
Before investing in the depositary shares representing the Series A Preference Shares, you should carefully consider the following risk factors and all other information set forth and incorporated by reference in this prospectus supplement and accompanying prospectus, including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2015. These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.
Risk Factors Relating to the Series A Preference Shares
You are making an investment decision with regard to the depositary shares as well as the Series A Preference Shares.
We are issuing fractional interests in Series A Preference Shares in the form of depositary shares. Accordingly, the depositary will rely on the dividends and other distributions it receives on the Series A Preference Shares to fund all payments on the depositary shares represented thereby. You should carefully review the information describing both of these securities under the sections entitled “Description of the Series A Preference Shares” and “Description of the Depositary Shares” in this prospectus supplement.
Dividends on the Series A Preference Shares are non-cumulative.
Dividends on the Series A Preference Shares are non-cumulative and payable only out of available funds under Bermuda law. If our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period, holders of the Series A Preference Shares and, in turn, the depositary shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if our board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preference Shares or any other preference shares and/or common shares.
Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.
Validus Holdings is a holding company and, as such, has no substantial operations of its own. Dividends and other permitted distributions from our operating subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders, including holders of the Series A Preference Shares and, in turn, the depositary shares. Each of our main operating subsidiaries is a separate and distinct legal entity that has no obligation to pay any dividends or to lend or advance us funds and may be restricted from doing so by contract, including other financing arrangements, charter provisions or applicable legal and regulatory requirements or rating agency constraints. The payment of dividends by these subsidiaries to us is limited under Bermuda, U.K. and U.S. laws and regulations. The Insurance Act 1978 of Bermuda provides that our Bermuda Class 3B and 4 insurance subsidiaries may not declare or pay in any financial year dividends of more than 25% of their total statutory capital and surplus (as shown on their statutory balance sheets in relation to the previous financial year) unless they file an affidavit with the BMA at least seven days prior to the payment signed by at least two directors and such subsidiary’s principal representative, stating that in their opinion such subsidiaries will continue to satisfy the required margins following declaration of those dividends, though there is no additional requirement for BMA approval. In addition, before reducing its total statutory capital by 15% or more (as set out in its previous years’ statutory financial statements) each of our Class 3A and Class 4 insurance subsidiaries must make application to the BMA for permission to do so, such application to consist of an affidavit signed by at least two directors and such subsidiary’s principal representative stating that in their opinion the proposed reduction in capital will not cause such subsidiaries to fail to meet its relevant margins, and such other information as the BMA may require. Each of our Class 3 insurance subsidiaries must make application to the BMA before reducing its total statutory capital by 15% or more and must provide such information as the BMA may require. During 2016, the Bermuda regulated subsidiaries have the ability to distribute up to $1,030.8 million of unrestricted net assets as dividend payments and/or return of capital to Validus Holdings, without prior regulatory approval.

Talbot Holdings Ltd. (“Talbot”) manages Syndicate 1183 (the “Syndicate”) at Lloyd’s. Lloyd’s requires Talbot to hold cash and investments in trust for the benefit of policyholders either as Syndicate trust funds or as Funds at Lloyd’s (“FAL”). Talbot may not distribute funds from the Syndicate into its corporate member’s trust accounts unless, first, they are represented by audited profits and, second, the Syndicate has adequate future cash flow to service its policyholders. Talbot’s corporate member may not distribute funds to Talbot’s unregulated bank or investment accounts unless they are represented by a surplus of cash and investments over the FAL requirement. Additionally, U.K. company law prohibits Talbot’s corporate name from declaring a dividend to the Company unless it has profits available for distribution. The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws do not impose statutory restrictions on a corporate name’s ability to declare a dividend, the FCA and PRA rules require maintenance of each insurance company’s solvency margin within its jurisdiction.
The operating subsidiaries of Western World Insurance Group, Inc. (“Western World”) are domiciled in the state of New Hampshire. New Hampshire insurance laws limit the amount of dividends Western World may pay to the Company in any 12 month period without prior approval of the New Hampshire State Insurance Department. These limitations are based on the lesser of: a maximum of 10% of prior year end statutory surplus as determined under statutory accounting practices or the net income, not including realized capital gains, for the 12-month period ending December 31, next preceding, but shall not include pro rata distributions of any class of the insurer’s own securities. In determining whether a dividend or distribution is extraordinary, an insurer may carry forward net income from the previous two calendar years that has not already been paid out as dividends. This carry-forward shall be computed by taking the net income from the second and third preceding calendar years, not including realized capital gains, less dividends paid in the second and immediate preceding calendar years. During 2016, the maximum dividend that may be paid to the Company by Western World without obtaining prior approval is $15.1 million.
Validus Holdings is subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and the Series A Preference Shares and make other payments. Under the Companies Act, Validus Holdings may declare or pay a dividend out of retained earnings, or make a distribution out of contributed surplus only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. In addition, the terms of our bank credit facilities prohibit us from declaring or paying any dividends unless before and after giving effect to such dividends, no default or event of default shall have occurred and be continuing. Under Bermuda law, no redemption of the Series A Preference Shares may be effected if on the date that the redemption is to be effected, there are reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. Preference Shares, including the Series A Preference Shares, may also not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in our memorandum of association.
We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem the Series A Preference Shares following the payment of expenses and the establishment of any reserves.
We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem the Series A Preference Shares. The amount of dividends we can pay or use to redeem Series A Preference Shares depends upon the amount of cash we generate from our operations that will be available for dividends or to redeem the Series A Preference Shares, which may fluctuate based on, among other things:

•	the level of our operating costs;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to raise additional equity to satisfy our capital needs;

•
restrictions under our credit facilities or any debt, including existing restrictions under our credit facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default; and

•	the amount of any cash reserves established by our board of directors.
The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may declare and pay dividends during periods when we record losses and may not declare and pay dividends during periods when we record net income.
The Series A Preference Shares are equity and are subordinate to our existing and future indebtedness.
The Series A Preference Shares are equity interests and do not constitute indebtedness. As such, the Series A Preference Shares will rank junior to all of our indebtedness and other non-equity claims with respect to assets available to satisfy our claims, including in our liquidation. As of March 31, 2016, our total consolidated debt was $784 million. We may incur additional debt in the future. Our existing and future indebtedness may restrict payments of dividends on the Series A Preference Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preference shares like the Series A Preference Shares, (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board) and (2) as described above under “—Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments” and “—We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem the Series A Preference Shares following the payment of expenses and the establishment of any reserves” in this prospectus supplement, we are subject to certain regulatory and other constraints affecting our ability to pay dividends and make other payments.
Distributions on the depositary shares representing the Series A Preference Shares are subject to distributions on the Series A Preference Shares.
As described in this prospectus supplement, the depositary shares we are issuing are comprised of fractional interests in the Series A Preference Shares. The depositary will rely solely on the dividend payments and other distributions on the Series A Preference Shares it receives from us to fund all payments on the depositary shares represented thereby. Dividends on the Series A Preference Shares will be non-cumulative and payable only when, as and if declared by our board of directors. If our board of directors does not declare a dividend on the Series A Preference Shares for any period, holders of the depositary shares representing the Series A Preference Shares will have no right to receive a dividend for that period.
Your interests in the Series A Preference Shares could be diluted by the issuance of additional Preference Shares, including additional Series A Preference Shares, and by other transactions.
The issuance of additional preference shares on a par with or senior to our Series A Preference Shares would dilute the interests of the holders of our Series A Preference Shares, and any issuance of Preference Shares senior to our Series A Preference Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series A Preference Shares in the event of a liquidation, dissolution or winding-up of Validus Holdings.
Under certain limited circumstances, the terms of the Series A Preference Shares may change without your consent or approval.
Under the terms of the Series A Preference Shares, at any time following a tax event or at any time following a capital disqualification event, we may, without the consent of any holders of the Series A Preference Shares, vary the terms of the Series A Preference Shares such that they remain securities, or exchange the Series A Preference Shares with new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor company would be required to pay any additional amounts with respect to the Series A Preference Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of Validus Holdings or any member thereof, where subdivided into tiers, qualify as Tier 1 or Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) which may include enhanced capital adequacy regulation designed to achieve full equivalency under the Solvency II Directive (Directive 2009/13/EC) and, which includes our individual and group Enhanced Capital Requirements. However, our exercise of this right is subject to certain conditions, including that the terms considered in the aggregate cannot be less favorable, including from a financial perspective, to holders of the Series A Preference Shares than the terms of the Series A Preference Shares prior to being varied or exchanged. See “Description of the Series A Preference Shares—Substitution or Variation” in this prospectus supplement.
The voting rights of holders of the Series A Preference Shares and, in turn, the depositary shares representing the Series A Preference Shares will be limited.
Holders of the Series A Preference Shares and, in turn, the depositary shares representing the Series A Preference Shares will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Preference Shares. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series A Preference Shares. The limited voting rights of holders of the Series A Preference Shares include the right to vote as a class on certain matters described under “Description of the Series A Preference Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. In addition, if dividends on the Series A Preference Shares have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding Series A Preference Shares and, in turn, the depositary shares, together with holders of any other series of our Preference Shares ranking equal with the Series A Preference Shares with similar voting rights, will be entitled to vote for the election of two additional directors to our board of directors subject to the terms and to the limited extent described under “Description of the Series A Preference Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. The holders shall be divested of the foregoing voting rights if and when dividends for at least four dividend periods, whether or not consecutive, following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside).
There are no voting rights for the holders of the depositary shares representing the Series A Preference Shares with respect to our issuance of additional securities that rank equally with the Series A Preference Shares.
We may issue securities that rank equally with the Series A Preference Shares without the vote of the holders of the Series A Preference Shares represented by depositary shares. See “Description of the Series A Preference Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. The issuance of securities ranking equally with the Series A Preference Shares may reduce the amount available for dividends and the amount recoverable by holders of the depositary shares representing the Series A Preference Shares in the event of our liquidation, dissolution or winding-up.
General market conditions and unpredictable factors could adversely affect market prices for the depositary shares representing the Series A Preference Shares.
There can be no assurance about the market prices for the depositary shares representing the Series A Preference Shares. Several factors, many of which are beyond our control, will influence the market value of the depositary shares representing the Series A Preference Shares. Factors that might influence the market value of the depositary shares representing the Series A Preference Shares include, but are not limited to:

•	whether dividends have been declared and are likely to be declared on the Series A Preference Shares from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Series A Preference Shares provided by any ratings agency have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.
If you purchase depositary shares representing the Series A Preference Shares, whether in this offering or in the secondary market, the depositary shares representing the Series A Preference Shares may subsequently trade at a discount to the price that you paid for them.

The Series A Preference Shares ratings may be downgraded.
We have sought to obtain a rating for the Series A Preference Shares. However, if any ratings are assigned to the Series A Preference Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series A Preference Shares and, in turn, the depositary shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preference Shares and, in turn, the depositary shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series A Preference Shares may not reflect all risks related to us and our business, or the structure or market value of the Series A Preference Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the depositary shares.
Market interest rates may adversely affect the value of our depositary shares representing the Series A Preference Shares.
One of the factors that will influence the price of our depositary shares representing the Series A Preference Shares will be the dividend yield on the Series A Preference Shares (as a percentage of the price of our depositary shares representing the Series A Preference Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our depositary shares representing the Series A Preference Shares to seek a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our depositary shares representing the Series A Preference Shares to decrease.
You may be unable to sell your depositary shares representing the Series A Preference Shares if an active trading market does not develop.
The Series A Preference Shares and the depositary shares representing the Series A Preference Shares are a new issue with no established trading market. Although we intend to apply to have the depositary shares representing the Series A Preference Shares approved for listing on the NYSE, there may be little or no secondary market for the depositary shares representing the Series A Preference Shares. Even if a secondary market for the depositary shares representing the Series A Preference Shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. As a result, holders of the depositary shares representing the Series A Preference Shares may be required to bear the financial risks of an investment in the depositary shares representing the Series A Preference Shares for an indefinite period of time. We do not expect that there will be any separate public trading market for the Series A Preference Shares except as represented by the depositary shares.
A classification of the depositary shares representing the Series A Preference Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the Series A Preference Shares.
The National Association of Insurance Commissioners, or the NAIC, may from time to time, in its discretion, classify securities in U.S. insurers’ portfolios as debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the depositary shares representing the Series A Preference Shares may be classified by the NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk-based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the depositary shares representing the Series A Preference Shares as common equity may adversely affect U.S. insurance companies that hold depositary shares representing the Series A Preference Shares. In addition, a determination by the NAIC to classify the depositary shares representing the Series A Preference Shares as common equity may adversely impact the trading of the depositary shares representing the Series A Preference Shares in the secondary market.
If a Nonpayment Event occurs, holders of Series A Preference Shares may be subject to certain adverse tax consequences if we are treated as a controlled foreign corporation.
Upon a Nonpayment Event (as defined in “Description of the Series A Preference Shares—Voting Rights” in this prospectus supplement), holders of Series A Preference Shares will have the right to vote together as a single class with holders of any and all other series of voting Preference Shares then outstanding to elect two directors to our board of directors. Our charter documents contain provisions that may reduce or increase the voting rights of our common shares that are entitled to vote, but those provisions would not change the voting power of the Series A Preference Shares. Accordingly, a U.S. Holder (as defined in “Material Tax Considerations—Taxation of Holders of Series A Preference Shares—Certain United States Federal Income Tax Considerations”) of Series A Preference Shares that owns directly, indirectly or constructively at least 10% of the total combined voting power of all classes of our stock entitled to vote could experience adverse tax consequences if we were treated as a controlled foreign corporation. In particular, such U.S. Holder may be subject to current U.S. income taxation at ordinary income tax rates on its pro rata share of our undistributed earnings and profits attributable to our insurance and reinsurance income, including underwriting and investment income. In addition, any gain recognized on the sale of Series A Preference Shares by such U.S. Holder may be taxed as a dividend to the extent of our earnings and profits attributable to such shares during the period that the U.S. Holder held the shares and while we were a controlled foreign corporation (with certain adjustments). Prospective investors should review carefully “Material Tax Considerations—Taxation of Holders of Series A Preference Shares—Certain United States Federal Income Tax Considerations—CFC Rules” and consult their own tax advisors regarding the possible application of the controlled foreign corporation rules to them.
The Series A Preference Shares are subject to our rights of redemption.
The Series A Preference Shares are redeemable at our option on or after June 15, 2021 or under certain circumstances at the prices set forth under “Description of the Series A Preference Shares—Optional Redemption.” Whenever we redeem Series A Preference Shares held by the depositary, the depositary will, as of the same redemption date, redeem the number of depositary shares representing Series A Preference Shares so redeemed. See “Description of the Depositary Shares—Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series A Preference Shares under any circumstances.

USE OF PROCEEDS
The estimated net proceeds from this offering will be approximately $144.9 million, after deducting underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our historical ratio of earnings to fixed charges for each of the periods indicated:

	Three months ended March 31,	Year ended December 31,
	2016	2015	2014	2013	2012	2011

Ratio of earnings to fixed charges (1)	11.49x	5.75x	7.63x	8.39x	7.64x	1.39x

——————————

(1)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of net income (loss) before tax (benefit) expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs, and the interest portion of rental payments under operating leases.

DESCRIPTION OF THE SERIES A PREFERENCE SHARES

The following summary of the terms and provisions of the Series A Preference Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the bye-laws of Validus Holdings, Ltd., which we have previously filed with the Securities and Exchange Commission, or the SEC, and the Certificate of Designations creating the Series A Preference Shares, which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, references to “we,” “us,” “our” and “Validus” refer to Validus Holdings, Ltd. and do not include its subsidiaries.
General
We are authorized to issue up to an aggregate of 571,428,571 shares, par value $0.175 per share, including both common and preference shares. As of March 31, 2016, we had 81,555,486 common shares outstanding and no preference shares outstanding. The Certificate of Designations sets forth the specific rights, preferences, limitations and other terms of the Series A Preference Shares. Series A Preference Shares constitute a series of our authorized preference shares. At present, we have no preference shares outstanding and therefore no issued shares that are senior to the Series A Preference Shares with respect to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up. See “—Ranking” below.
We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of available funds for such payment under Bermuda law (i.e., after taking account of all indebtedness and other non-equity claims). The Series A Preference Shares will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series A Preference Shares will not have preemptive or subscription rights to acquire more of our capital shares.
The Series A Preference Shares will not be convertible into, or exchangeable for, shares of any other class or series of shares or other securities of ours, except under the circumstances set forth under “—Substitution or Variation.” The Series A Preference Shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of Validus Holdings to redeem, repurchase or retire the Series A Preference Shares.
Ranking
The Series A Preference Shares will rank senior to our junior shares (as defined herein), junior to our senior shares (as defined herein) and equally with each other series of our preference shares that we may issue with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. Unless our shareholders otherwise provide, our board of directors may from time to time create and issue additional preference shares of other classes and series and fix their relative rights, preferences and limitations.
Dividends
Dividends on the Series A Preference Shares will not be mandatory. Holders of Series A Preference Shares will be entitled to receive non-cumulative cash dividends only when, as and if declared by the board of directors of Validus Holdings or a duly authorized committee of the board, out of available funds for the payment of dividends under Bermuda law, from the original issue date, quarterly on the 15th day of March, June, September and December of each year, commencing on September 15, 2016. These dividends will accrue with respect to a particular dividend period, on the liquidation preference amount of $25,000 per share at an annual rate of 5.875%. Assuming an initial issuance date of June 13, 2016, the initial dividend payable on September 15, 2016 will be $375.3472 per Series A Preference Share (equivalent to $0.3753472 per depositary share). In the event that we issue additional Series A Preference Shares after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.
Dividends, if so declared, will be payable to holders of record of the Series A Preference Shares as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board)

that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.
A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preference Shares and will end on and exclude the September 15, 2016 dividend payment date. Dividends payable on the Series A Preference Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.
Dividends on the Series A Preference Shares will not be cumulative. Accordingly, if the board of directors of Validus Holdings, or a duly authorized committee of the board, does not declare a dividend on the Series A Preference Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends are declared for any future dividend period on the Series A Preference Shares or any other preference shares we may issue in the future.
So long as any Series A Preference Shares remain outstanding, unless full dividends on all outstanding Series A Preference Shares and parity shares (as defined below) payable on a dividend payment date have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•
no dividend shall be paid or declared on our common shares or any other junior shares (other than a dividend payable solely in common shares or in other junior shares) during the following dividend period; and

•
no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares and (iii) as permitted by the bye-laws of Validus Holdings in effect on the date of issuance of the Series A Preference Shares).

As used in this prospectus supplement, “junior shares” means any class or series of our capital shares that ranks junior to the Series A Preference Shares either with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding-up of Validus Holdings. At the date of this prospectus supplement, junior shares consist of our common shares.
As used in this prospectus supplement, “senior shares” means any class or series of our capital shares that ranks senior to the Series A Preference Shares either with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding-up of Validus. At the date of this prospectus supplement, we have no senior shares outstanding.
When dividends are not paid (or declared and a sum set aside) in full on any dividend payment date (or, in the case of parity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) on the Series A Preference Shares and any parity shares, all dividends declared by the board of directors of Validus Holdings or a duly authorized committee of the board on the Series A Preference Shares and all such parity shares and payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) shall be declared by the board or such committee pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preference Shares and any parity shares so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series A Preference Share and all parity shares payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) bear to each other.

As used in this prospectus supplement, “parity shares” means any class or series of our capital shares that ranks equally with the Series A Preference Shares with respect to the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Validus Holdings. At the date of this prospectus supplement, we have no parity shares outstanding.
Certain Bermuda Restrictions on Payment of Dividends
The Companies Act limits our ability to pay dividends and distributions to shareholders. Under Bermuda law, we may not lawfully declare or pay a dividend if we have reasonable grounds for believing that we are, and would after payment of the dividend be, unable to pay our liabilities as they become due, or that the realizable value of our assets would, after payment of the dividend, be less than the aggregate value of our liabilities, issued share capital and share premium accounts. Because Validus Holdings is a holding company and substantially all of our operations are conducted by our main operating subsidiaries, our ability to meet any ongoing cash requirements and to pay dividends will depend on our ability to obtain cash dividends or other cash payments or obtain loans from these subsidiaries.
Payment of Additional Amounts
We will make all payments on the Series A Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction (as defined under “—Change in Tax Law” in this prospectus supplement), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series A Preference Shares such additional amounts (the “additional amounts”) as dividends as may be necessary so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.
We will not be required to pay any additional amounts for or on account of:
(1)    any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series A Preference Shares or any Series A Preference Shares presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series A Preference Shares;
(2)    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Series A Preference Shares;
(3)    any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series A Preference Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge; or
(4)    any combination of items (1), (2) and (3).
In addition, we will not pay additional amounts with respect to any payment on any such Series A Preference Shares to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series A Preference Shares if such payment would be required by the laws of the relevant taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series A Preference Shares.
If there is a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor company”) would become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the Series A Preference Shares as described in “—Change in Tax Law” in this prospectus supplement.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Validus Holdings, holders of the Series A Preference Shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common shares or any other shares ranking junior as to such a distribution to the Series A Preference Shares, a liquidating distribution in the amount of $25,000 per Series A Preference Share (equivalent to $25 per depositary share) plus declared and unpaid dividends, if any, to the date fixed for distribution.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the amounts paid to the holders of Series A Preference Shares and to the holders of any parity shares, the holders of Series A Preference Shares and all holders of any parity shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders, but only to the extent we have assets available after satisfaction of all liabilities to creditors. In any such distribution, the “liquidation preference” of any holder of preference shares means the amount payable to such holder in such distribution (assuming no limitation on assets available for distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series A Preference Shares and any holders of parity shares, the holders of our other shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving Validus Holdings or the sale or transfer of all or substantially all of the shares or the property or business of Validus Holdings will not be deemed to constitute a liquidation, dissolution or winding-up.
Mandatory Redemption
The Series A Preference Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the Series A Preference Shares will have no right to require the redemption or repurchase of the Series A Preference Shares.
Optional Redemption
After Non-Call Period
Except as described below under this “Optional Redemption” section, the Series A Preference Shares are not redeemable prior to June 15, 2021. On and after that date, the Series A Preference Shares will be redeemable at our option, in whole or in part, upon not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to $25,000 per Series A Preference Share (equivalent to $25 per depositary share), plus declared and unpaid dividends, if any, to the date of redemption, at any time or from time to time, without interest on such unpaid dividends.
Merger Proposal
The Series A Preference Shares are redeemable at our option at any time prior to June 15, 2021 if we have submitted to the holders of our common shares a proposal for an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Validus Holdings that requires, or we have submitted any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the Series A Preference Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preference shares). Our option to redeem the Series A Preference Shares under such circumstances shall be for all and not less than all of the outstanding Series A Preference Shares upon not less than 30 days’ nor more than 60 days’ prior written notice, and at a redemption price of $26,000 per Series A Preference Share (equivalent to $26 per depositary share), plus all declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.
Capital Disqualification Event
The Series A Preference Shares are redeemable at our option at any time in whole or from time to time in part, upon not less than 30 days’ nor more than 60 days’ prior written notice, at a redemption price of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date (a “capital redemption trigger date”) on which we have reasonably determined that, as a result of (a) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series A Preference Shares; (b) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preference Shares; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series A Preference Shares, a “capital disqualification event” (as defined below) has occurred; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the Series A Preference Shares to be redeemed is the subject of the capital disqualification event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification event will not exist with respect to the then-outstanding Series A Preference Shares and such redemption will not result in the suspension or removal of the depositary shares representing the Series A Preference Shares from listing on the NYSE.
As used in this prospectus supplement, “capital adequacy regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable capital adequacy regulations).
As used in this prospectus supplement, a “capital disqualification event” has occurred if the Series A Preference Shares cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions), for purposes of determining our solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of Validus Holdings or any member thereof, where subdivided into tiers, as Tier 1 or Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) which may include enhanced capital adequacy regulation designed to achieve full equivalency under the Solvency II Directive (Directive 2009/13/EC) and, which includes our individual and group Enhanced Capital Requirements (as defined in the Bermuda capital adequacy regulations) under the BMA’s capital adequacy regulations, except as a result of any applicable limitation on the amount of such capital. For the avoidance of doubt, a capital disqualification event shall not be deemed to have occurred so long as the Series A Preference Shares qualify as either Tier 1 or Tier 2 capital securities as described above.

Change in Tax Law
The Series A Preference Shares are redeemable at our option at any time, in whole, upon not less than 30 days’ nor more than 60 days’ prior written notice, at a redemption price of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, if as a result of a “change in tax law” there is in our reasonable determination, a substantial probability that we or any successor company would be required to pay any additional amounts on the next succeeding dividend payment date with respect to the Series A Preference Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company (a “tax event”).
A “change in tax law” that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any relevant taxing jurisdiction (as defined below), (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any relevant taxing jurisdiction is party or (d) a decision rendered by a court of competent jurisdiction in any relevant taxing jurisdiction, whether or not such decision was rendered with respect to us, in each case described in (a)-(d) above occurring after the date of this prospectus supplement; provided that in the case of a relevant taxing jurisdiction other than Bermuda in which a successor company is organized, such change in tax law must occur after the date on which we consolidate, merge or amalgamate with the successor company, or convey, transfer or lease substantially all our properties and assets to the successor company, as applicable.
As used in this prospectus supplement, a “relevant taxing jurisdiction” is (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series A Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which Validus Holdings or a successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.
Prior to any redemption upon a tax event, we will be required to deliver to the transfer agent for the Series A Preference Shares a certificate signed by one of our officers confirming that a tax event has occurred and is continuing (as reasonably determined by us).
Procedures for Redemption
The redemption price for any Series A Preference Shares shall be payable on the redemption date to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.
Prior to delivering any notice of redemption as provided below, we will file with our corporate records a certificate signed by one of our officers affirming our compliance with the redemption provisions under the Companies Act relating to the Series A Preference Shares, and stating that there are reasonable grounds for believing that we are, and after the redemption will be, able to pay our liabilities as they become due and that the redemption will not cause us to breach any provision of applicable Bermuda law or regulation.
If the Series A Preference Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preference Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preference Shares are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of Series A Preference Shares to be redeemed and, if less than all the Series A Preference Shares are to be redeemed, the number of such Series A Preference Shares to be redeemed;

•	the redemption price; and

•
that the shares should be delivered via book-entry transfer or the place or places where holders may surrender certificates evidencing the Series A Preference Shares for payment of the redemption price.

If notice of redemption of any Series A Preference Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preference Shares so called for redemption, then, from and after the redemption date, no further dividends will be declared on such Series A Preference Shares, such Series A Preference Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preference Shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the Series A Preference Shares at the time outstanding, the Series A Preference Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
Under Bermuda law, we may not redeem our preference shares (including the Series A Preference Shares) at any time if we have reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. Preference shares (including the Series A Preference Shares) may not be redeemed except out of the capital paid up thereon or out of our funds that would otherwise be available for dividends or distributions. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities, issued share capital and share premium accounts. Preference shares also may not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in the memorandum of association of Validus Holdings.
Substitution or Variation
In lieu of redemption, at any time following a tax event or at any time following a capital disqualification event, we may, without the consent of any holders of the Series A Preference Shares, vary the terms of the Series A Preference Shares such that they remain securities, or exchange the Series A Preference Shares with new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor company would be required to pay any additional amounts with respect to the Series A Preference Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of Validus Holdings or any member thereof, where subdivided into tiers, qualify as Tier 1 or Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) which may include enhanced capital adequacy regulation designed to achieve full equivalency under the Solvency II Directive (Directive 2009/13/EC) and, which includes our individual and group Enhanced Capital Requirements (as such term is defined in Bermuda capital adequacy regulations). In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series A Preference Shares prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of, the Series A Preference Shares, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Series A Preference Shares, or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the Certificate of Designations), but unpaid with respect to such holder’s securities.
Prior to any variation or exchange, we will be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners (including holders and beneficial owners of depositary shares) of the Series A Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such variation or exchange and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.
Any variation or exchange of the Series A Preference Shares described above will be made after notice is given to the holders of the Series A Preference Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
Voting Rights
Except as provided below or as otherwise from time to time required by law, the holders of the Series A Preference Shares will have no voting rights.
Whenever dividends on any Series A Preference Shares have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series A Preference Shares, voting together as a single class with holders of any and all other series of voting preference shares (as defined below) then outstanding, will be entitled to vote for the election of a total of two directors to the board of directors of Validus Holdings (the “preference shares directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirements of the SEC or the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In such case, we will use our best efforts to increase the number of directors constituting the board of directors to the extent necessary to effectuate such right. Each preference share director will be added to an already existing class of directors.
Whenever such special voting power of such holders of the Series A Preference Shares has vested, such right may be exercised initially either at a special general meeting of the holders of Series A Preference Shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders.
At any time when such special voting power has vested in the holders of any of the Series A Preference Shares as described above, the chief executive officer of Validus Holdings will, upon the written request of the holders of record of at least 10% of the Series A Preference Shares then outstanding addressed to the secretary of Validus Holdings, call a special general meeting of the holders of the Series A Preference Shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after Validus’ secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to Validus’ secretary at our principal office, then the holders of record of at least 10% of the Series A Preference Shares then outstanding may designate in writing one such holder to call such meeting at Validus’ expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless Validus otherwise designates. Any holder of the Series A Preference Shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
At any annual or special general meeting at which the holders of the Series A Preference Shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preference shares will be required to constitute a quorum of the Series A Preference Shares for the election of any director by the holders of the Series A Preference Shares, voting as a class. At any such meeting or adjournment thereof, the absence of a quorum of the Series A Preference Shares will not prevent the election of directors other than those to be elected by the Series A Preference Shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by the Series A Preference Shares, voting as a class.
The directors so elected by the holders of the Series A Preference Shares will continue in office (1) until their successors, if any, are elected by such holders or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of the Series A Preference Shares to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series A Preference Shares to vote as a class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series A Preference Shares will terminate.
As used in this prospectus supplement, “voting preference shares” means any other class or series of our preference shares ranking equally with the Series A Preference Shares with respect to dividends and the distribution of assets upon liquidation, dissolution or winding-up of Validus Holdings and upon which like voting rights have been conferred and are exercisable.
If and when dividends for at least four dividend periods, whether or not consecutive, following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series A Preference Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preference shares have terminated, the term of office of each preference shares director so elected shall terminate, and the number of directors on the board of directors of Validus Holdings shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.
Any preference shares director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our bye-laws, of Series A Preference Shares and any other shares of voting preference shares then outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preference shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preference shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preference Shares and any other shares of voting preference shares then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of preference shareholders to remove, or to fill a vacancy in the office of, a preference shares director may be taken only at a special general meeting of such shareholders, called as provided above for an initial election of such preference shares director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Validus Holdings, in which event such election shall be held at such next annual or special general meeting of shareholders). The preference shares directors shall each be entitled to one vote per director on any matter to come before the Validus Holdings’ board of directors, unless otherwise adjusted pursuant to the bye-laws of Validus Holdings. Each preference shares director elected at any special general meeting of shareholders or by written consent of the other preference shares director shall hold office until the next annual meeting of the shareholders of Validus Holdings if such office shall not have previously terminated as above provided.
The Companies Act provides the right to vote in respect of an amalgamation or merger for all shares of a Bermuda incorporated company whether or not such shares otherwise carry the right to vote. As a result, the Series A Preference Shares, along with our common shares and any other class or series of share capital, would have the right to vote together on an amalgamation or merger if a vote in connection with such a transaction is required under the Companies Act.
All or any of the special rights of the Series A Preference Shares may be altered or abrogated with the consent in writing of the holders of not less than three-quarters of the issued Series A Preference Shares or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of the Series A Preference Shares at a separate general meeting in accordance with Section 47(7) of the Companies Act. The necessary quorum requirements for the separate general meeting are two or more persons holding or representing by proxy more than fifty percent (50%) of the aggregate voting power of the Series A Preference Shares. The bye-laws of Validus Holdings provide that the rights attaching to or the terms of issue of such shares or class of shares (including the Series A Preference Shares), as the case may be, shall not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with such class or series of the preference shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up. The Companies Act provides that in certain circumstances, non-voting shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, or a merger or amalgamation pursuant to the Companies Act, or conversion of preference shares into redeemable preference shares).
On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.
Without the consent of the holders of the Series A Preference Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers of the Series A Preference Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series A Preference Shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series A Preference Shares that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series A Preference Shares that is not inconsistent with the provisions of the Certificate of Designations.

The foregoing voting provisions will not apply with respect to the Series A Preference Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preference Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preference Shares to effect such redemption.
Holders of the Series A Preference Shares have the right to vote only in limited circumstances, as set forth above. In addition, there are provisions in the bye-laws of Validus Holdings that may reduce or increase the voting rights of our common shares that are entitled to vote. These provisions generally provide that that if and so long as the votes conferred by the controlled shares (as defined below) of any person would otherwise represent more than 9.09% of the aggregate voting power of the shares of Validus Holdings entitled to vote, the votes conferred by the controlled shares of such person are reduced (and shall be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall represent 9.09% of the aggregate voting power of the controlled shares entitled to vote. “Controlled shares” in reference to any person means, (i) all common stock, securities convertible into or exchangeable for common stock, and options, warrants or other rights to acquire common stock, of Validus Holdings directly, indirectly or constructively owned by such person within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and (ii) all common stock, securities convertible into or exchangeable for common stock, and options, warrants or other rights to acquire common stock, of Validus Holdings directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. “Person” shall mean any individual, firm, partnership, corporation, association, or other entity, or any “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act.
Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.09% limitation by virtue of their direct share ownership.
Conversion
The Series A Preference Shares are not convertible into or exchangeable for any other securities or property of Validus, except under the circumstances set forth under “—Substitution or Variation.”
Listing of the Series A Preference Shares
We do not intend to list the Series A Preference Shares on any exchange or expect that there will be any separate public trading market for the Series A Preference Shares except as represented by the depositary shares, which depositary shares we intend to apply to list on the NYSE under the symbol “VRPRA.”

DESCRIPTION OF THE DEPOSITARY SHARES
The following summary of the terms and provisions of the depositary shares representing the Series A Preference Shares does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement (as defined below), which will be included as an exhibit to documents that we file with the SEC, the form of depositary receipts, which contain the terms and provisions of the depositary shares and which will be included as an exhibit to documents that we file with the SEC, the pertinent sections of the amended and restated bye-laws and the pertinent sections of the Certificate of Designations. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, references to “we,” “us,” “our” and “the Company” refer to Validus Holdings, Ltd. and do not include its subsidiaries.
General
Each depositary share represents a 1/1,000th interest in a Series A Preference Share and will be evidenced by a depositary receipt. We will deposit the underlying Series A Preference Shares with the depositary pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of Series A Preference Shares evidenced by that depositary receipt, to all the rights and preferences of Series A Preference Shares represented by those depositary shares (including any dividend, liquidation, redemption and voting rights). If the Series A Preference Shares are exchanged for new securities pursuant to the provisions described under “Description of the Series A Preference Shares—Substitution or Variation,” each depositary share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
The depositary shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Series A Preference Shares by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts and related depositary shares. Copies of the Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and related depositary receipts.
Dividends and Other Distributions
Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a depositary share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of the Series A Preference Shares. The depositary will distribute all cash dividends and other cash distributions received on the Series A Preference Shares to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary shares.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preference Shares.
Subject to any obligation to pay additional amounts as described in “Description of the Series A Preference Shares—Payment of Additional Amounts” in this prospectus supplement, the amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preference Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the Series A Preference Shares until such taxes or other governmental charges are paid.

Withdrawal of Series A Preference Shares
Unless the related depositary shares have been previously called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of Series A Preference Shares and any money or other property represented by such holder’s depositary receipts. A holder of depositary shares who exchanges shares of Series A Preference Shares will be entitled to receive whole shares of Series A Preference Shares on the basis set forth herein; partial shares of Series A Preference Shares will not be issued.
However, holders of whole shares of Series A Preference Shares will not be entitled to deposit those shares under the Deposit Agreement or to receive depositary shares for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Series A Preference Shares to be withdrawn, the depositary will deliver to the holder at the same time new depositary shares evidencing the excess number of depositary shares.
Redemption
If the Series A Preference Shares underlying the depositary shares are redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preference Shares held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the applicable redemption price per share payable in respect of such Series A Preference Shares.
Whenever we redeem Series A Preference Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing Series A Preference Shares so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot or by any other equitable method as may be determined by the depositary or as may be required by the principal national stock exchange on which the depositary shares are listed. The depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preference Shares and the related depositary shares.
Voting Rights
Because each depositary share represents a 1/1,000th interest in a Series A Preference Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the Series A Preference Shares under those limited circumstances in which holders of the Series A Preference Shares are entitled to vote. Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Preference Shares. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series A Preference Shares. Holders of the depositary shares representing the Series A Preference Shares will not have any voting rights, except for the limited voting rights described under “Description of the Series A Preference Shares—Voting Rights” in this prospectus supplement.
When the depositary receives notice of any meeting at which the holders of the Series A Preference Shares are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preference Shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preference Shares, may instruct the depositary to vote the number of the Series A Preference Shares votes represented by the holder’s depositary shares. To the extent possible, the depositary will vote the number of the Series A Preference Shares votes represented by depositary shares in accordance with the instructions it receives.
We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. The depositary will refrain from voting the Series A Preference Shares to the extent it does not receive specific instructions from the holders of any depositary shares representing such Series A Preference Shares.

Conversion
Holders of depositary receipts will not have the right to convert depositary shares representing the Series A Preference Shares into, or exchange depositary shares representing the Series A Preference Shares for, any other securities or property of the Validus Holdings.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least the amount of the depositary shares then outstanding necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Series A Preference Shares. Either we or the depositary may terminate the Deposit Agreement if there has been a final distribution in respect of the Series A Preference Shares in connection with our liquidation, dissolution or winding up.
Charges of Depositary
We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the depositary in connection with the initial deposit of the Series A Preference Shares. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of Series A Preference Shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or Series A Preference Shares are paid by their holders.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of our Series A Preference Shares.
Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations as well as the depositary’s obligations under the Deposit Agreement are limited to performance in good faith of our respective duties set forth in the Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or Series A Preference Shares unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting Series A Preference Shares for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.
Listing of the Depositary Shares
We intend to apply to list the depositary shares representing the Series A Preference Shares on the NYSE under the symbol “VRPRA.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares representing the Series A Preference Shares. We do not expect that there will be any separate public trading market for the Series A Preference Shares except as represented by the depositary shares.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent
Computershare Trust Company, N.A. will be the transfer agent and registrar and Computershare Inc. will be the dividend disbursing agent and redemption agent for the depositary shares representing the Series A Preference Shares.
Book-Entry; Delivery and Form
The depositary shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the depositary shares except in limited circumstances. The global securities will be issued to DTC, the depository for the depositary shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the depositary shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.
When you purchase depositary shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the depositary shares on DTC’s records. You are the beneficial owner and your ownership interest will be recorded only in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the depositary shares. DTC’s records only show the identity of the direct participants and the amount of the depositary shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.
We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.
Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.
It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preference shares on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series A Preference Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Depositary shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the depositary shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the depositary shares at its corporate office.

MATERIAL TAX CONSIDERATIONS
The following discussion of the anticipated material tax considerations applicable to Validus Holdings and its operating subsidiaries and the taxation of an investment in our Series A Preference Shares, including fractional interests therein in the form of depositary shares, is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this discussion. This discussion does not address the taxation of an investment in any securities other than our Series A Preference Shares. Prospective investors should carefully examine the accompanying prospectus and should consult their professional advisors concerning the possible tax consequences of an investment in Series A Preference Shares under the laws of their countries of citizenship, residence or domicile.
Taxation of Validus Holdings and its Subsidiaries
Bermuda Taxation of Validus Holdings and its Subsidiaries
Validus has obtained from the Bermuda Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Validus or to any of its operations or its shares, debentures or other obligations, until March 28, 2016. By the Exempted Undertaking Tax Protection Amendment Act 2011 this assurance was extended until March 31, 2035. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Validus. The Company’s Bermuda-domiciled subsidiaries each pay annual Bermuda government fees and each Bermuda subsidiary licensed as an insurer or reinsurer pays an annual insurance license fee. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.
United Kingdom Taxation of Validus Holdings and its Subsidiaries
Certain of Validus Holdings’ subsidiaries are incorporated and tax resident in the United Kingdom for United Kingdom corporation tax purposes. Such subsidiaries are subject to United Kingdom corporation tax on their worldwide profits, subject to the availability of applicable exemptions. The current main rate of United Kingdom corporation tax is 20%; this is due to reduce to 19% as of April 1, 2017, and 17% as of April 1, 2020. Currently, no United Kingdom withholding tax applies to dividends paid by such subsidiaries. United Kingdom withholding tax may apply to certain payments of interest by such subsidiaries up to a rate of 20%.
United States Taxation of Validus Holdings and its Subsidiaries
In general, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is effectively connected with the conduct of a trade or business in the United States and to the U.S. branch profits tax based upon its after-tax effectively connected earnings and profits, with certain adjustments. Our intent has been and continues to be to operate Validus Holdings and its non-U.S. subsidiaries in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Validus Holdings or any of its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. We have in the past and plan to continue to file such “protective” returns.

If our Bermuda operating subsidiaries are entitled to the benefits under the tax convention between the United States and Bermuda (the “Bermuda Tax Convention”), such subsidiaries will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Validus intends to conduct the activities of our Bermuda operating subsidiaries so as not to have a permanent establishment in the United States, although there can be no assurance that we will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Tax Convention if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.
The net investment income of a foreign insurance company that is effectively connected to such company’s conduct of an insurance business within the United States must equal or exceed a certain minimum amount determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If any of our Bermuda operating subsidiaries is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Tax Convention, either because it fails to satisfy the requirements under the Bermuda Tax Convention described above or because it is considered to have a U.S. permanent establishment, a significant portion of its premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Tax Convention clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. Consequently, if any of our Bermuda operating subsidiaries is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Tax Convention, but the Bermuda Tax Convention is interpreted so as not to apply to investment income, a significant portion of such subsidiary’s investment income could be subject to U.S. federal income tax even if it does not maintain a permanent establishment in the United States.
If our U.K. operating subsidiaries are entitled to the benefits under the tax convention between the United States and the United Kingdom (the “U.K. Treaty”), those subsidiaries will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Validus intends to continue to conduct the activities of our U.K. operating subsidiaries in a manner so that it does not have a permanent establishment in the United States, although, because this is an inherently factual issue, we cannot predict whether we will achieve this result. A U.K. tax resident subsidiary will be entitled to the benefits of the U.K. Treaty if (i) during at least half of the days in the relevant taxable period, at least 50% of its stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of its gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, its business conducted in the United Kingdom. Even if, as expected, our non-U.S. subsidiaries are not considered engaged in a U.S. trade or business, those subsidiaries would be subject to U.S. withholding tax at a rate of 30% of the gross amount of certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by an applicable treaty. The Bermuda Treaty does not reduce the U.S. federal withholding rate on U.S.-source investment income.
The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to our Bermuda insurance subsidiaries is 4% for non-life insurance premiums and 1% for reinsurance premiums. The excise tax will not apply to premiums paid to our U.K. insurance subsidiaries provided they are entitled to the benefits of the U.K. Treaty, and certain other requirements are met.
Our subsidiaries that are U.S. corporations will be subject to taxation in the United States at regular corporate rates. Dividends paid to us by our U.S. subsidiaries will be subject to U.S. withholding tax at the rate of 30%.

Taxation of Holders of Series A Preference Shares
Bermuda Taxation
Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by our shareholders, other than shareholders, if any, that are ordinarily resident in Bermuda.
Certain United States Federal Income Tax Considerations
The following discussion is a summary of the anticipated U.S. federal income tax consequences of the ownership and disposition of our Series A Preference Shares by a U.S. Holder (as defined below) that acquires Series A Preference Shares pursuant to this offering and holds them as “capital assets” (generally, property held for investment).
The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, including the 3.8% Medicare tax on certain net investment income, are not addressed in this prospectus supplement.
The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Series A Preference Shares in light of their individual circumstances or, except where specifically identified, to holders of Series A Preference Shares that are subject to special rules, such as financial institutions, insurance companies, mutual funds, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities), tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons that hold Series A Preference Shares as part of a straddle, hedge, constructive sale or conversion transaction, shareholders who have a functional currency other than the U.S. dollar, persons who are not U.S. Holders, U.S. expatriates, shareholders who acquired their Series A Preference Shares through the exercise of an employee stock option or otherwise as compensation, and shareholders who own, or have owned, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of issued and outstanding shares of Validus Holdings.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Series A Preference Shares that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Series A Preference Shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Series A Preference Shares should consult the partner’s own tax advisor regarding the U.S. federal income tax consequences to such partner of the ownership and disposition of Series A Preference Shares.
Owners of the depositary shares representing the Series A Preference Shares will be treated as beneficial owners of the underlying Series A Preference Shares for U.S. federal income tax purposes.
Distributions
Generally. Subject to the discussions below under “CFC Rules,” “RPII Rules,” and “PFIC Rules,” the gross amount of distributions paid by Validus Holdings to a U.S. Holder with respect to the Series A Preference Shares (including the payment of any additional amounts) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to Validus Holdings’ current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Validus Holdings does not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes. Subject to the PFIC rules discussed below, distributions on Series A Preference Shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.
Foreign Tax Credit. Validus Holdings anticipates that at least 50% (determined by voting power or value) of the total outstanding Validus Holdings shares may be owned by U.S. persons. Provided that Validus Holdings is so owned, dividends paid by Validus Holdings will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S. source and partly non-U.S. source, in proportion to the source of Validus Holdings’ earnings and profits for the year in which the dividend is paid. Any amounts required to be included in a U.S. Holder’s gross income under the CFC rules or the RPII rules described below, and any amounts treated as dividends under Section 1248 of the Code, would also be partly U.S. source and partly non-U.S. source. Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. Holders should consult their own tax advisors with respect to these matters.
Sale, Exchange or Other Taxable Disposition of Series A Preference Shares
Subject to the discussions below relating to the potential application of Section 1248 of the Code and the discussion under “PFIC Rules,” any gain or loss realized by a U.S. Holder on the sale or other taxable disposition of Series A Preference Shares (which will be long-term capital gain or loss if the holding period for such Series A Preference Shares exceeds one year on the date of such sale or disposition) in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such U.S. Holder’s tax basis in its Series A Preference Shares. Preferential tax rates currently apply to long-term capital gains of individuals and other noncorporate U.S. Holders. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.
Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC (defined below under “CFC Rules”), any gain from the sale or exchange of the shares will generally be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) attributable to such shares during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments).
A “United States shareholder” may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that the United States shareholder would normally file for the taxable year in which the disposition occurs. A “United States shareholder” for this purpose is a U.S. person that owns, or is treated as owning, at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. The Series A Preference Shares should not be considered voting stock for purposes of determining whether a U.S. Holder is a “United States shareholder” of Validus Holdings unless and until a nonpayment event occurs that entitles the holders of the Series A Preference Shares to elect two additional directors to our board of directors. In that case, the Series A Preference Shares should be treated as voting stock for as long as such right continues.
The bye-laws of Validus Holdings prohibit a U.S. person from owning more than 9.09% of the total combined voting power of all common shares, securities convertible into or exchangeable for common shares, and options, warrants or other rights to acquire common shares, of Validus Holdings entitled to vote (collectively, the “Company Securities”). If that restriction is enforced and the Series A Preference Shares are not considered voting stock, no U.S. person that owns shares, including Series A Preference Shares, in Validus Holdings directly or indirectly through foreign entities should be considered a “United States shareholder” of Validus Holdings. There can be no assurance, however, that the IRS will not challenge the effectiveness of the bye-law provisions for purposes of preventing a shareholder from being considered a “United States shareholder” of Validus Holdings or that a court will not sustain such a challenge.
Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is owned 25% or more by vote or value by U.S. persons, regardless of whether the selling shareholder is a “United States shareholder” or whether RPII (defined below under “RPII Rules”) constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file IRS Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that would be taxed as an insurance company if it were a domestic corporation and that is a CFC by reason of Section 953(c)(7).
Under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only to shares of corporations that are directly engaged in the insurance business. Validus Holdings is not directly engaged in the insurance business. Consequently, Section 1248 of the Code should not apply to dispositions of Series A Preference Shares. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file IRS Form 5471 will apply to dispositions of Series A Preference Shares.
Redemption of Series A Preference Shares. Subject to the discussion herein relating to the application of the RPII and PFIC rules, under Section 302 of the Code, a redemption of Series A Preference Shares will be treated as a dividend to the extent of Validus Holdings’ current and accumulated earnings and profits, unless the redemption satisfies one of the tests under Section 302(b) of the Code, which would treat the redemption as a sale or exchange subject to taxation as described above under “Sale, Exchange or Other Taxable Disposition of Series A Preference Shares” above. A redemption will be treated as a sale or exchange if it: (i) is “substantially disproportionate,” (ii) constitutes a “complete termination of the holder’s stock interest” in us, or (iii) is “not essentially equivalent to a dividend,” each within the meaning of Section 302(b) of the Code. In determining whether any of those tests is satisfied, shares considered to be owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by the U.S. Holder, must generally be taken into account. It may be more difficult for a U.S. Holder that owns actually or constructively by operation of the attribution rules any of our other shares to satisfy any of the above requirements. Because the determination of whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to a particular U.S. Holder will depend on the facts and circumstances at the time the determination is made, U.S. Holders should consult their tax advisors at such time to determine their tax treatment in light of their particular circumstances.
CFC Rules
If a foreign corporation is a CFC (as defined below) for an uninterrupted period of 30 days or more during a taxable year, each “United States shareholder” (as defined above) of such corporation who owns shares in the corporation directly, or indirectly through non-U.S. entities, on the last day in such year on which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. Generally, a foreign corporation is considered a controlled foreign corporation (“CFC”) if United States shareholders (as defined above) own (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. For purposes of taking into account insurance income, however, a CFC also includes a foreign corporation of which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) by United States shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

“Subpart F income” generally includes passive investment income and certain insurance income. Validus Holdings anticipates that substantially all of its (and its subsidiaries’) income will be subpart F income. However, as discussed above, Validus Holdings’ bye-laws prohibit a U.S. person from owning more than 9.09% of the total combined voting power of the Company Securities of Validus Holdings. Assuming this restriction is enforced and the Series A Preference Shares are not considered voting stock, none of Validus Holdings’ shareholders should be treated as a “United States shareholder” for purposes of these income inclusion rules. Nonetheless, there can be no assurance that the CFC rules will not apply to U.S. Holders of Series A Preference Shares, including as a result of their indirect ownership of the stock of Validus Holdings’ subsidiaries. Accordingly, U.S. Holders who might, directly, indirectly or constructively acquire 10% or more of the Validus Holdings’ shares or the shares of any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules, including the obligation to file an IRS Form 5471 with respect to an ownership interest in a CFC.
RPII Rules
Any U.S. person who owns Validus Holdings shares, and hence indirectly owns shares of any of Validus Holdings’ insurance company subsidiaries, on the last day of such insurance company’s taxable year, may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the total combined voting power of all classes of the shares, or 25% or more of the total value of the shares, of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes).
Validus Holdings does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. Because some of the factors that determine the extent of RPII in any period may be beyond Validus Holdings’ control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for Validus Holdings to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.
If the RPII rules were to apply to any of Validus Holdings’ insurance subsidiaries, a U.S. person’s tax basis in its Series A Preference Shares would be increased by the amount of any RPII that such shareholder includes in income, the shareholder could exclude from income the amount of any distribution by Validus Holdings to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the Series A Preference Shares), and each U.S. person who is a direct or indirect shareholder of Validus Holdings on the last day of its taxable year would be required to attach a IRS Form 5471 to such person’s income tax or information return. Failure to file IRS Form 5471 may result in penalties.
There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed Treasury regulations. Accordingly, the meaning of the RPII provisions and their application to Validus Holdings and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by

Validus Holdings or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.
PFIC Rules
A U.S. Holder may be subject to adverse U.S. federal income tax rules if Validus Holdings were classified as a passive foreign investment company (“PFIC”) for any taxable year during which such U.S. Holder has held Series A Preference Shares and did not have certain elections in effect. In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income,” or 50% or more of its assets produce, or are held for the production of, passive income. For the above purposes, “passive income” generally includes interest, dividends, annuities and other investment income. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. The PFIC statutory provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.
Validus Holdings believes that each of its insurance company subsidiaries is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. While no explicit guidance is provided by the statutory PFIC provisions, Validus Holdings believes that under the look-through rule discussed above, Validus Holdings should be deemed to own the assets and to have received the income of all of its insurance subsidiaries directly as insurance assets and insurance income for purposes of determining whether Validus Holdings qualifies for the insurance exception. Accordingly, Validus Holdings believes it should qualify for this insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.
Based on the above analysis, Validus Holdings does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. However, the determination of whether Validus Holdings is a PFIC is made annually, and is based on the activities, income and assets of Validus Holdings and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that Validus Holdings will not become a PFIC in the future. U.S. Holders of Series A Preference Shares should consult their own tax advisors with respect to how the PFIC rules could affect the ownership and disposition of Series A Preference Shares.
If Validus Holdings were to be characterized as a PFIC, a U.S. Holder of Series A Preference Shares that does not make any of the elections described below would be required to report any gain on the disposition of Series A Preference Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of Series A Preference Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Series A Preference Shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which Validus Holdings is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of Series A Preference Shares as security for a loan may be treated as a taxable disposition of the Series A Preference Shares. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of a Series A Preference Shares exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Series A Preference Shares). Furthermore, any dividends paid by Validus Holdings would not constitute qualified dividends (and hence dividends received by individuals and other noncorporate taxpayers would not be eligible for preferential tax rates) if Validus Holdings is treated as a PFIC in the year in which such dividends are paid or in the prior taxable year.
If Validus Holdings were treated as a PFIC, certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate some of the adverse consequences resulting from the treatment of Validus Holdings as a PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investments in Series A Preference Shares, the requirement to file an IRS Form 8621 with respect to a U.S. Holder’s ownership interest in a PFIC, and whether to make an election or protective election.
Required Disclosure with Respect to Foreign Financial Assets
Certain U.S. Holders are required to report information relating to an interest in Series A Preference Shares, subject to certain exceptions (including an exception for Series A Preference Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Series A Preference Shares. U.S. Holders should consult their own tax advisers regarding information reporting requirements relating to their ownership of Series A Preference Shares.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code generally impose a 30% withholding tax regime with respect to (1) certain U.S. source income (including interest and dividends) and gross proceeds from any sale or other disposition (after December 31, 2018) of property that can produce U.S. source interest or dividends (“withholdable payments”) and (2) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”). As a general matter, FATCA was designed to require U.S. persons’ direct and indirect ownership of certain non-U.S. accounts and non-U.S. entities to be reported to the IRS. The application of the FATCA withholding rules were phased in beginning June 30, 2014, with withholding on foreign passthru payments made by FFIs taking effect no earlier than January 1, 2019.
The Bermuda government has signed a “Model 2” intergovernmental agreement with the United States to implement FATCA (the “IGA”). If we are treated as an FFI for the purposes of FATCA, under the IGA, we will be directed to “register” with the IRS and enabled to comply with the requirements of FATCA, including due diligence, reporting and withholding. Among these requirements, we will be required to provide information regarding our U.S. direct or indirect owners and to comply with other reporting, verification, due diligence and other procedures. Assuming registration and compliance pursuant to the IGA, an FFI would be treated as FATCA compliant and not subject to withholding. An FFI that satisfies the eligibility, information reporting and other requirements of the IGA generally is not subject to the regular FATCA reporting and withholding obligations discussed below.
Under the IGA, a foreign insurance company (or foreign holding company of an insurance company) that issues or is obligated to make payments with respect to a cash value or annuity contract is an FFI. Insurance companies that issue only property casualty insurance contracts, or that issue only life insurance contracts lacking cash value (or that provide for limited cash value) generally would not be considered FFIs under the IGA. However, a holding company may be treated as an FFI if it is formed in connection with or availed of by a collective investment vehicle, mutual fund, exchange traded fund, hedge fund, venture capital fund, leveraged buyout fund or any similar investment vehicle established with an investment strategy of investing, reinvesting or trading in financial assets. Moreover, a company may be treated as an FFI if its gross income is primarily attributable to investing, reinvesting or trading in financial assets and the entity is managed by an FFI, or the entity functions or holds itself out as an investment vehicle established with an investment strategy of investing, reinvesting or trading in financial assets. There can be no certainty as to whether we will be treated as a FFI under FATCA.

UNDERWRITING
Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives (the “Representatives”), we have agreed to sell to them, and the underwriters have severally agreed to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,560,000
Morgan Stanley & Co. LLC	1,560,000
UBS Securities LLC	1,560,000
Citigroup Global Markets Inc.	360,000
HSBC Securities (USA) Inc.	360,000
Keefe, Bruyette & Woods, Inc.	360,000
Barclays Capital Inc.	60,000
Goldman, Sachs & Co.	60,000
J.P. Morgan Securities LLC	60,000
Lloyds Securities Inc.	60,000
Total	6,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Discounts
We will pay an underwriting discount of $0.7875 per depositary share with respect to depositary shares for retail orders and an underwriting discount of $0.5000 per depositary share with respect to depositary shares for certain institutional orders.
The Representatives have advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.5000 per depositary share (or, in the case of certain institutional orders, less a concession not in excess of $0.3000 per depositary share). Any underwriter may allow, and any dealer may reallow, a discount not in excess of $0.4500 per depositary share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. Amounts are based on the actual average weighted underwriting discount for retail and institutional sales made through the initial offering.

	Per Share	Total
Public offering price	$25.0000	$150,000,000
Underwriting discount
Retail Orders	$0.7875	$4,488,750
Institutional Orders	$0.5000	$150,000
Total	$0.7731	$4,638,750
Proceeds, before expenses, to us	$24.2269	$145,361,250
The expenses of this offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.
No Sales of Similar Securities
We have agreed not to sell or transfer any preference shares or depositary shares or securities convertible into, exchangeable for, exercisable for, or repayable with preference shares or depositary shares, respectively, for 30 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any preference shares, including, without limitation, the Series A Preference Shares or the depositary shares or any securities convertible into or exchangeable for the Series A Preference Shares or the depositary shares representing interests therein; or
•enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any such securities (as described in the preceding clause), whether any such swap or transaction is to be settled by delivery such securities, in cash or otherwise.
New York Stock Exchange
The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares representing the Series A Preference Shares on the NYSE under the symbol “VRPRA.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares representing the Series A Preference Shares. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of depositary shares to a minimum number of beneficial owners as required by that exchange.
Price Stabilization and Short Positions
Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the depositary shares. However, the Representatives may engage in transactions that stabilize the price of the depositary shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell the depositary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our depositary shares or preventing or retarding a decline in the market price of our depositary shares. As a result, the price of our depositary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, there is no obligation on the underwriters to engage in such transactions and neither we nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Alternate Settlement
It is expected that the delivery of the depositary shares will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the depositary shares (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on the initial pricing date or the next succeeding business day will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.
Notice to Prospective Investors in Certain Jurisdictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of depositary shares may be made to the public in that Relevant Member State other than:
A.to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives; or
C.in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of depositary shares shall require us or the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B)

in the case of any depositary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the depositary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.
We, each of the underwriters, and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus supplement has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Switzerland
The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us or the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of depositary shares.
Canada
The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York with respect to U.S. Federal and New York State law and by Appleby (Bermuda) Limited with respect to matters of Bermuda law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.validusholdings.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.
The accompanying prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. The accompanying prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.
The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•
portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2016 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015; and

•	our Current Reports on Form 8-K filed on May 5, 2016 and May 12, 2016.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the depositary shares representing the Series A Preference Shares shall also be deemed to be incorporated in this prospectus supplement by reference.
Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Validus Holdings, Ltd.
Attn: General Counsel
29 Richmond Road
Pembroke HM 08, Bermuda
(441) 278-9000

PROSPECTUS
Validus Holdings, Ltd.
Common Shares, Preference Shares, Depositary Shares,
Debt Securities, Warrants to Purchase Common Shares,
Warrants to Purchase Preference Shares,
Warrants to Purchase Debt Securities, Share Purchase Contracts,
Share Purchase Units and Units
Validus Holdings (UK) plc
Senior Debt Securities fully and unconditionally guaranteed by Validus Holdings, Ltd.

We may offer and sell from time to time:

•	Validus Holdings, Ltd. common shares;

•	Validus Holdings, Ltd. preference shares;

•	Validus Holdings, Ltd. depositary shares representing preference shares or common shares;

•	Validus Holdings, Ltd. senior or subordinated debt securities;

•	Validus Holdings, Ltd. warrants to purchase common shares, preference shares or debt securities;

•	Validus Holdings, Ltd. share purchase contracts and share purchase units;

•	Validus Holdings (UK) plc senior debt securities;

•	Validus Holdings, Ltd. guarantees of Validus Holdings (UK) plc's senior debt securities; and

•	units which may consist of any combination of the securities listed above.
In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, Validus Holdings, Ltd. common shares. We will not receive any of the proceeds from the sale of these securities by any selling shareholders.
Specific terms of these securities and material tax considerations pertaining to an investment in these securities will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
Investing in these securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K and/or our Quarterly Reports on Form 10-Q, if any.
We and/or any selling shareholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and/or any selling shareholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds to us from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common shares are listed on the New York Stock Exchange, Inc. (“NYSE”) under the trading symbol “VR.” Other than for our common shares, there is no market for the other securities we may offer.
None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority, the Prudential Regulation Authority of the Bank of England, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 2, 2015.

i

PROSPECTUS SUMMARY
This prospectus is part of a registration statement filed by Validus Holdings, Ltd. and Validus Holdings (UK) plc with the Securities and Exchange Commission (the “Commission”) using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.
Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the “BMA”) must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free issuance and transferability of our securities, as long as any of our shares are listed on the NYSE or other appointed stock exchanges, to and among persons who are non-residents of Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes requires prior authorization from the BMA. Any other transfers remain subject to approval by the BMA. In addition, at the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or in any prospectus supplement.
As used in this prospectus, references to the “Company,” “we,” “us” or “our” refer to the consolidated operations of Validus Holdings, Ltd. and its direct and indirect subsidiaries unless the context suggests otherwise.
References in this prospectus to “dollars” or “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

VALIDUS HOLDINGS, LTD.
Validus Holdings, Ltd. (“Validus” or the “Company”) was incorporated under the laws of Bermuda on October 19, 2005. The Company conducts its operations worldwide through four operating segments which have been determined under U.S. GAAP segment reporting: Validus Re, AlphaCat, Talbot and Western World. Validus Re is a Bermuda-based reinsurance company focused on short tail lines of reinsurance. AlphaCat is a Bermuda-based investment adviser, managing capital from third parties and the Company in insurance linked securities and other investments in the property catastrophe reinsurance space. Talbot is a specialty insurance company, primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a specialty excess and surplus lines insurance segment operating within the U.S. commercial market.
We seek to establish ourselves as a leader in the global insurance and reinsurance markets. Our principal operating objective is to use our capital efficiently by underwriting primarily short-tail insurance and reinsurance contracts with superior risk and return characteristics. Our primary underwriting objective is to construct a portfolio of short-tail insurance and reinsurance contracts that maximizes our return on equity subject to prudent risk constraints on the amount of capital we expose to any single event. We manage our risks through a variety of means, including contract terms, portfolio selection, diversification criteria, including geographic diversification criteria, and proprietary and commercially available third-party vendor catastrophe models.
Our principal executive offices are located at 29 Richmond Road, Pembroke HM 08, Bermuda, and our telephone number is (441) 278-9000.
VALIDUS HOLDINGS (UK) plc
Validus Holdings (UK) plc, an indirect, wholly-owned subsidiary of Validus Holdings Ltd. was incorporated as a private company limited by shares under the laws of England and Wales on February 2, 2012 with company number 7933815 and was re-registered as a public company on March 24, 2015. Validus Holdings (UK) plc's registered offices are located at 60 Threadneedle Street, London, England EC2R 8HP. Validus Holdings (UK) plc's telephone number is (020) 7550-3500.

RISK FACTORS
Our business is subject to significant risks. You should carefully consider the risks and uncertainties described herein, in any prospectus supplement and in the documents incorporated by reference in this prospectus, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other documents we file with the Commission in the future (see “Incorporation of Certain Documents by Reference”). If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. Any prospectus, prospectus supplement, the Company’s Annual Report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to the Company in general, and to the insurance and reinsurance sectors in particular. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “will”, “may”, and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statement.
We believe that these factors include, but are not limited to, the following:

•	unpredictability and severity of catastrophic events;

•	our ability to obtain and maintain ratings, which may affect our ability to raise additional equity or debt financings, as well as other factors described herein;

•	adequacy of the Company’s risk management and loss limitation methods;

•	cyclicality of demand and pricing in the insurance and reinsurance markets;

•	the Company’s ability to implement its business strategy during “soft” as well as “hard” markets;

•	adequacy of the Company’s loss reserves;

•	continued availability of capital and financing;

•
the Company’s ability to identify, hire and retain, on a timely and unimpeded basis and on anticipated economic and other terms, experienced and capable senior management, as well as underwriters, claims professionals and support staff;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and (re)insureds;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	potential loss of business from one or more major insurance or reinsurance brokers;

•
the Company’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements;

•
general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates) and conditions specific to the insurance and reinsurance markets in which we operate;

•
the integration of businesses we may acquire or new business ventures, including overseas offices, we may start and the risk associated with implementing our business strategies and initiatives with respect to any new business ventures;

•
accuracy of those estimates and judgments used in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, taxes, contingencies, litigation and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company like our company, are even more difficult to make than those made in a mature company because of limited historical information;

•	the effect on the Company’s investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors;

•	acts of terrorism, political unrest, outbreak of war and other hostilities or other non-forecasted and unpredictable events;

•	availability and cost of reinsurance and retrocession coverage;

•	the failure of reinsurers, retrocessionaires, producers or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	changes in domestic or foreign laws or regulations, or their interpretations;

•	changes in accounting principles or the application of such principles by regulators;

•
statutory, regulatory or rating agency developments, including as to tax policy and reinsurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers; and

•
the other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 under Part I Item 1A “Risk Factors” and under Part II Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other sections of such Annual Report, as well as the risk and other factors set forth in the Company’s other filings with the Commission, as well as management’s response to any of the aforementioned factors.

In addition, other general factors could affect our results, including: (a) developments in the world’s financial and capital markets and our access to such markets; (b) changes in regulations or tax laws applicable to us, and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. Any forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges and ratio of earnings to fixed charges excluding other finance expenses are measures of the Company’s ability to cover fixed costs with current period earnings. For purposes of computing the following ratios, earnings consist of pre-tax net income available to Validus adjusted for distributed earnings from investment and operating affiliates, plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and an imputed interest portion on operating leases.

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Ratio of Earnings to Fixed Charges	8.00	8.87	8.08	1.39	8.04
Ratio of Earnings to Fixed Charges Excluding Other Finance Expenses (a)	9.09	10.41	10.60	1.48	9.28

(a) Other finance expenses consist of fees relating to credit facilities, bank charges, AlphaCat financing fees and the Talbot FAL Facility. The ratio of earnings to fixed charges excluding other finance expenses demonstrates the degree to which the ratio changes if other finance expenses are treated as variable rather than fixed costs.

USE OF PROCEEDS
Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by Validus Holdings, Ltd. or Validus Holdings (UK) plc will be used for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a combined registration statement on Form S-3 under the Securities Act relating to the common shares, preference shares, depositary shares, debt securities, warrants, share purchase contracts, share purchase units and units described in this prospectus. This prospectus is a part of the registration statement, but the registration statement also contains additional information and exhibits.
Validus Holdings, Ltd.
We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the Commission. You can read and copy the registration statement and the reports that we file with the Commission at the Commission’s public reference rooms at, 100 F Street N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.
Our filings with the Commission are also available from the Commission’s website at http://www.sec.gov. Please call the Commission’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference rooms. Our common shares are listed on the New York Stock Exchange under the symbol “VR” and our reports can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.
Validus Holdings (UK) plc
Validus Holdings (UK) plc is not currently subject to the information reporting requirements of the Exchange Act. Validus Holdings (UK) plc is an indirect wholly-owned subsidiary of Validus Holdings, Ltd. and currently acts as an intermediary holding company. Validus Holdings (UK) plc has not engaged in any activities other than those incidental to its formation.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and after the date of this prospectus and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus.
We incorporate by reference the following previously filed documents:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015;

(2)	Our Definitive Proxy Statement on Schedule 14A, filed on March 20, 2015;

(3)	Our Current Reports on Form 8-K filed with the Commission on February 3, 2015, March 13, 2015, March 27, 2015 and April 2, 2015; and

(4)
The description of our common shares incorporated by reference in our registration statement filed under the Exchange Act on Form 8-A on July 18, 2007, including any amendment or report for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits) call or write us at the following address: Validus Holdings, Ltd., Attn.: General Counsel, 29 Richmond Road, Pembroke, Bermuda HM08, (441) 278-9000.
LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for us by Robert F. Kuzloski, Esq. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited, Hamilton, Bermuda, special Bermuda counsel to the Company. Certain legal matters with respect to the securities under the laws of England and Wales will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.
EXPERTS
The financial statements incorporated in this Prospectus by reference to Validus Holdings, Ltd.’s Current Report on Form 8-K dated April 2, 2015 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Validus Holdings, Ltd. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S.
FEDERAL SECURITIES LAWS AND OTHER MATTERS
Validus is organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of its assets and their assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult or impossible for investors to effect service of process within the United States upon its non-U.S. directors and officers or to recover against Validus or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, it may not be possible to bring a claim in Bermuda against us or our directors and officers for violation of U.S. federal securities laws because these laws may have no extraterritorial application under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, Validus may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of securities made hereby by serving CT Corporation System, our U.S. agent, irrevocably appointed for that purpose.
There is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or whether proceedings could be commenced in the courts of Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Appleby (Bermuda) Limited that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there may be grounds upon which Bermuda courts will not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy.
At the time of issue of each prospectus supplement, we will, where required, deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.
An in personam judgment obtained in the courts of the United States of America (or any political subdivision thereof) in any suit, action or proceeding arising out of or in connection with this offering cannot be enforced directly in England and Wales because there is no treaty between the United States of America and the United Kingdom providing for the mutual enforcement of judgments. Such a judgment may, however, be enforced in England indirectly by a separate action for the sum payable on the judgment provided that:

(a)	the judgment is a final and conclusive judgment for a definite sum of money not in respect of taxes, a fine or other penalty;

(b)	the judgment was not obtained by fraud;

(c)	the enforcement of the judgment would not be contrary to English public policy;

(d)	the judgment is not of a public nature;

(e)	the judgment was not obtained in proceedings which were brought in breach of Section 32 of the Civil Jurisdiction and Judgments Act 1982;

(f)	the judgment was not obtained in proceedings contrary to natural justice;

(g)	the judgment is not inconsistent with an English judgment in respect of the same matter or with another judgment that is enforceable in England;

(h)	the judgment is not for multiple damages or otherwise contrary to the Protection of Trading Interests Act 1980;

(i)	enforcement proceedings are instituted within six years after the date of the judgment; and

(j)	the foreign court had jurisdiction according to the English rules on private international law.
A foreign judgment may be “final and conclusive” though it is subject to appeal. If the English court gives judgment for the sum payable under a judgment of a US court, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments.
An English court may stay any proceedings before it, particularly if concurrent proceedings are being brought elsewhere. There is doubt as to enforceability in England, in original actions or in actions for enforcement of judgments of United States Courts, of liabilities predicated upon United States federal securities laws.

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Validus Holdings, Ltd.
6,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
5.875% Non-Cumulative Preference Shares, Series A

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Prospectus Supplement
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Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank
Co-Managers

Citigroup	HSBC	Keefe, Bruyette & Woods
A Stifel Company

Barclays	Goldman, Sachs & Co.	J.P. Morgan	Lloyds Securities

June 6, 2016